Exhibit 10.33

SEVERANCE AND CONSULTING AGREEMENT
AND GENERAL RELEASE

THIS SEVERANCE AND CONSULTING AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between H&E Equipment Services L.L.C. (“H&E”) and Robert W. Hepler (“Rob”).

RECITALS

WHEREAS, Rob’s employment with H&E terminated effective March 1, 2004;

WHEREAS, by separate check, H&E has paid Rob for all vacation and paid-time-off accrued during the period of his employment with H&E;

WHEREAS, H&E desires Rob to provide general business consultancy and administrative services to H&E;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties declare and agree as follows:

W I T N E S S E T H:

1.             Recitals.  The above Recitals are incorporated herein by reference.

2.             Severance, Consultancy, Restrictive Covenant and Settlement Payment.  Upon expiration of the revocation period in Paragraph 6 below, H&E agrees to pay Rob $347,121.84, payable on a bi-weekly basis, commencing March 15, 2004, over the course of a period of twelve (12) months, in exchange for the promises described below.

3.             Consulting Period.  H&E hereby engages Rob for a period of twelve (12) months commencing March 2, 2004 (the “Consulting Period”), as a consultant to H&E, and its affiliates and subsidiaries, including but not limited to GNE Investments, Inc. and Great Northern Equipment, Inc., of all matters directly or indirectly related to H&E’s business. Rob shall be available to furnish at the reasonable request of H&E such consulting and administrative services hereunder as may reasonably be requested by H&E; provided, however, that Rob shall not be obligated to furnish more than eight (8) hours of consulting services hereunder during a calendar month during the Consulting Period, except as regards consulting services necessary in development, preparation for deposition, deposition, preparation for trial, and trial, of that lawsuit entitled “H&E Equipment Services L.L.C. v. HEK Platforms & Hoists, Inc.,” pending in the United States District Court for the Southern District of Georgia, bearing Civil Action No. CV203-183.

4.             Release of H&E.  In consideration of the benefits provided in this Agreement, Rob releases, holds harmless and forever discharges H&E, any and all other subsidiary or affiliate companies of H&E, including but not limited to GNE Investments, Inc. and Great Northern Equipment, Inc., their predecessors, successors, assigns, transferees, past or present officers, managers, employees, directors, representatives, agents, partners, members, owners and shareholders, of and from any and all actions, claims, causes of action, suits, compensation, deferred compensation, wages, benefits, vacation, sick or paid-time-off benefits, debts, contracts, controversies, agreements, promises, rights, damages or demands which he has, may have or ever will have, whether known or unknown, suspected or unsuspected, including but not limited to, claims of wrongful discharge, retaliation, emotional distress, defamation, violations of the Fair Labor Standards Act, Americans With Disabilities Act, Family Medical Leave Act, Title VII of the Civil Rights Act, federal and state civil rights laws and any other laws and regulations relating to employment discrimination, any claim under other state or federal statutory or common law, any claim arising out of or in connection with his employment or the termination thereof, and any claim based on an express or implied contract. Rob expressly waives the benefits of any rule or law that provides, in sum or substance, that a release does not extend to claims which the party does not know or suspect to exist in his favor at the time of executing the release, which if known by him, would have materially affected his settlement with the other party. Rob expressly waives and releases all such claims. This release is intended to be comprehensive.

5.             Release of Rob.  In consideration of the benefits provided in this Agreement, H&E releases, holds harmless and forever discharges Rob, his heirs, successors and assigns, of and from any and all action, claims, causes of action, suits, debts, contracts, controversies, agreements, promises, rights, damages or demands which it had may have or ever will have, whether known or unknown, suspected or unsuspected, including but not limited to, any claim arising out of or in connection with his employment, and my claim arising out or in connection with that lawsuit entitled “Sunbelt Rentals, Inc. v. Head & Engquist Equipment, L.L.C., d/b/a H&E Hi-Lift, Robert Hepler, Douglas Kline, et al, pending in Mecklenburg County, North Carolina, on the docket in the General Court of Justice, Superior Court Division. H&E expressly waives the benefits of any rule or law that provides, in sum or substance, that a release time of executing the release, which if known by it, would have materially affected its settlement with the other party. H&E expressly waives and releases all such claims. This release is intended to be comprehensive.

6.             Release of Age Discrimination Claims.  Rob understands that he is releasing any and all claims or causes of action he has or may have under state and federal law concerning age discrimination, including but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq. He further acknowledges that he has been advised that he should seek the advise of his own independent attorney. He has been given 21 days in which to review and consider this Agreement. Should Rob elect to execute this Agreement sooner than 21 days after receiving it, he specifically and voluntarily waives the right to claim that he has not been allowed by H&E or by any other circumstances to consider this Agreement for a full 21 days. He has been advised that he has an additional 7 days after signing this Agreement to change his mind and rescind it without any penalty to him by giving notice to H&E. This Agreement will not become effective or enforceable until after this 7 day period has expired.

7.             Independent Contractor Status.  Notwithstanding anything herein to the contrary, Rob shall be an independent contractor and shall not be considered an employee of H&E during the Consulting Period.

8.             Restrictive Covenants.  For purposes of this Agreement, “Restrictive Covenants” mean the provisions of this Paragraph 8. It is stipulated and agreed that H&E is engaged in the business of (i) selling, renting and servicing equipment for use in the manufacturing, industrial and construction industries, and (ii) the prevision of related services, together with any other lines of business in which H&E becomes engaged during the Consulting Period, being referred to herein as the “Business.” It is further stipulated and agreed that as a result of Rob’s employment by H&E and continuing during the Consultancy Period, Rob has had and may have access to valuable, highly confidential, privileged and proprietary information relating to H&E’s business, including, without limitation, existing and future equipment information, customer lists, identities of distributors and distributorships, sales methods and techniques, cost and costing methods, pricing techniques and strategies, sales agreements with customers, profits and product line profitability information, unpublished present and future marketing strategies and promotional programs, and other information regarded by H&E as proprietary and confidential (the “Confidential Information”). It is further acknowledged that unauthorized use or disclosure by Rob of Confidential Information would seriously damage H&E in its business.

In consideration of the provisions of this Paragraph 8 and the payments referred to in Paragraph 2 hereof, which Rob acknowledges are legally sufficient to support enforceability by H&E of the Restrictive Covenants, Rob agrees as follows.

8.1           During the Consulting Period and thereafter, Rob will not, without H&E’s prior written consent, use, divulge, disclose, furnish, or make accessible to any third person, company, or other entity, any aspect of the Confidential Information (other than as required in the ordinary discharge of Rob’ s duties hereunder).

8.2           During the Consultancy Period (also referred to as the “Restrictive Period”), Rob shall not directly or indirectly:

(i)            employ, or solicit the employment of, a person who at any time during the twelve (12) calendar months immediately preceding the date of this Agreement was employed by H&E;

(ii)           provide or solicit the provision of products or services, similar to those provided by H&E, at the “Designated Branches” (as defined below), to any person or entity who purchased or leased products or services from H&E at any time during the twelve (12) calendar months immediately preceding the date of this Agreement and for or with whom Rob had contact, responsibility or access to Confidential Information related to such person or entity; provided, however, the restrictions of this subsection (ii) shall be limited in scope to the “Territory” (as defined below) and to any office, branch, or other place of business in which, or in connection with which, Rob has had business contact with such person or entities during the twelve (12) calendar months immediately preceding the date of this Agreement;

(iii)          interfere or attempt to interfere with the terms or other aspects of the relationship between H&E and any person or entity from whom H&E has purchased equipment, supplies or inventory at any time during the twelve (12) calendar months immediately preceding the date of this Agreement;

(iv)          compete with H&E, its successors and assigns by engaging, either directly or indirectly, with the Business as conducted at the Designated Branches or in a business substantially similar to the Business as conducted at the Designated Branches or in a business substantially similar to the Business as conducted at the Designated Branches, within the Territory (as defined below); or

(v)           provide information to, solicit or sell for, organize or own any interest in (either directly or through any parent, affiliate, or subsidiary corporation, partnership, or other entity), or become employed or engaged by or act as agent for any person, corporation, or other entity that is directly or indirectly engaged in a business in the “Territory” (as defined below), which is substantially similar to the Business as conducted at the Designated Branches or competitive with H&E’s Business as conducted at the Designated Branches; provided however, that nothing herein shall preclude Rob from holding not more than one (1%) percent of the outstanding shares of any publicly held company which may be so engaged in a trade or business identical or similar to the Business of H&E.

As used herein, the “Territory” means: The geographical area within a fifty (50) mile radius of any H&E’s branches, including but not limited to Jacksonville, Florida, in which, or in connection with which, Rob performed or was responsible for performing services at any tune during the twelve (12) month period immediately preceding the date of this Agreement (the “Designated Branches”).

8.3           In the event of a breach or a threatened breach by Rob of any of the Restrictive Covenants contained in this Paragraph 8, H&E, in addition to and not in derogation of any other remedies it may have, shall be entitled to any or all of the following remedies:

8.3.1        It is stipulated that a breach by Rob of the Restrictive Covenants would cause irreparable damage to H&E; H&E, in addition to any other rights or remedies which H&E may have, shall be entitled to an injunction restraining Rob from violating or continuing any violation of such Restrictive Covenants; such right to obtain injunctive relief may be exercised, at the option of H&E, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies which H&E may have as a result of any such breach or threatened breach;

8.3.2        Rob agrees that upon breach of any of the Restrictive Covenants, H&E shall be entitled to rescind any remaining payments referred to in Paragraph 2 hereof, and to repayment of all profits, royalties, compensation, and/or other benefits back which Rob directly or indirectly has realized or may realize as a result of, or in connection with any such breach.

8.3.3        Rob agrees that the Restrictive Period shall not include any period of time in which he is in violation of the Restrictive Covenants.

9.             Surrender of Books and Records.  Rob acknowledges that all files, records, lists, designs, specifications, formulas, books, products, and other materials owned and used by H&E in connection with the conduct of its Business shall at all times remain the property of H&E, and that as of the date of this Agreement, he has or will have returned and surrendered to H&E all such materials, including but not limited to credit cards, keys, and access to computerized data.

10.          Tax Consequences.  Rob agrees that the tax consequences, if any, of the payments referred to in Paragraph 2 hereof will be his responsibility, and any tax liability for such payments shall not be the responsibility of H&E.

11.          Governing Law, Mandatory Venue.  This Agreement and the legal relations between the parties shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to agreements made and to be performed wholly in the State of Florida, without regard to conflicts of law principles of any jurisdiction. ANY SUIT OR OTHER PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE INSTITUTED AND MAINTAINED IN THE STATE OR FEDERAL COURTS SITTING IN EAST BATON ROUGE PARISH, LOUISIANA, ABSENT WRITTEN CONSENT OF H&E TO THE CONTRARY. ROB EXPRESSLY WAIVES ANY OBJECTIONS TO SUCH JURISDICTION AND VENUE AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL AND SUBJECT MATTER JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING.

12.          Entire Agreement.  This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. This Agreement supersedes all prior agreements between H&E and Rob with respect to the matters hereof and all prior agreements shall be void and of no further force or effect as of the date hereof.

13.          Notices.  Any notice contemplated, required, or permitted under this Agreement shall be sufficient if in writing and shall be deemed given when delivered personally or mailed by registered or certified mail, return receipt requested, to the addresses listed below:

(a)	To H&E:	H&E Equipment Services L.L.C.
11100 Mead Road, 2nd Floor
Post Office Box 40247
Baton Rouge, LA 70815/70835
Attn: John M. Engquist

	with a copy to:	Taylor, Porter, Brooks & Phillips L.L.P.
451 Florida Street, 8th Floor
Post Office Box 2471
Baton Rouge, LA 70801/70821
Attn: John Ashley Moore

(b)	To Rob:	Robert W. Hepler
4548 Ortega Island Drive
Jacksonville, FL 32210

or to such subsequent address(es) as the respective parties may hereafter by written notice designate.

14.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

WHEREFORE, the parties acknowledge that each has read and understood the terms of this Agreement and has freely and voluntarily entered into this Agreement.

H&E EQUIPMENT SERVICES L.L.C.

By:	/s/ John M. Engquist
John M. Engquist, President and Chief Executive Officer
Date: 3/5/04

/s/ Robert W. Hepler
ROBERT W. HEPLER
Date: 3/02/04